Exhibit 99.1

STONE ENERGY CORPORATION
 Announces $150 Million of Senior Subordinated Notes

NYSE — SGY
LAFAYETTE, LA. December 7, 2004

        Stone Energy Corporation (NYSE: SGY) announced its intention to commence a private placement offering of approximately $150 million aggregate principal amount of senior subordinated notes due 2014. The interest rate and offering price are to be determined by negotiations between Stone and the initial purchaser of the notes. Proceeds of the offering are expected to be used to repay borrowings under Stone’s bank credit facility. Stone expects the offering to close on or about December 15, 2004.

        The offering will be made pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The private offering, which is subject to market and other conditions, will be made only to qualified institutional buyers. The notes to be offered will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development and operation of oil and gas properties located in the conventional GOM shelf, GOM deep shelf, GOM deep water and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking, and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.